Exhibit 5.1

Suite 1800

222 S.W. Columbia

Portland, OR 97201-6618

503-226-1191

Fax 503-226-0079

[ATER WYNNE LLP LETTERHEAD]

August 28, 2006

Board of Directors

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, Oregon 97006

Re: Amendment No. 1 to the Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission, Registration Number 333-136795 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your Common Stock, no par value per share, to be issued in connection with the merger of Clarity Visual Systems, Inc., an Oregon corporation, with and into Cornell Acquisition Corporation, an Oregon corporation, as described in the Registration Statement (the “Transaction”). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    ATER WYNNE LLP

ATER WYNNE LLP